Exhibit 20
                           BOWLES FLUIDICS CORPORATION
               6625 Dobbin Road, Columbia, Maryland 21045-4707 USA
                      Phone: 410-381-0400 Fax: 410-381-2718

                                 March 15, 1999


TO THE STOCKHOLDERS OF BOWLES FLUIDICS CORPORATION:

Sales of the Company's windshield washer nozzles and defroster outlets rose 9% to $4,722,161 for the first quarter of the 1999 fiscal year ended January 30, 1999, compared with the prior year's first quarter. This increase surpassed the 5% gain for total North American vehicle production for the same period.

Technical services sales in the amount of $568,264 represented a 21% increase over the first quarter of the prior fiscal year. In addition to the normal volume of tooling for new auto washer nozzles, the FY 1999 first quarter included the completion of the production tooling for the first vehicle utilizing the Company's new air conditioning outlets. Full production of these new outlets is currently scheduled for this summer.

Despite the increase in product sales, net income declined 64% to $170,536 or $.01 of basic earnings per share (the same on a fully diluted basis) from $467,852 or $.04 of basic earnings per share ($.03 on a fully diluted basis) for last year's first quarter. Manufacturing expenses increased significantly as personnel, machine capacity, and space were added to meet higher production requirements, to continue the implementation of cell manufacturing, and to prepare for the start-up of the production of the new air conditioning outlets. Product customization costs also rose due to the addition of personnel to improve the design, quality, and manufacturability of washer nozzles. The increase in selling, general and administrative expenses resulted from higher personnel costs and legal fees, the latter due to work related to the proposed reverse stock split and redemption of fractional shares. In addition, more efforts were focused on the design and development of new products and manufacturing tecniques, resulting in a 74% increase in research and development costs. All of these costs were affected by the tight labor market at the Company's main location.

Significant efforts are being made by the Company to improve not only the design and quality of our products but also the efficiency of our manufacturing and engineering functions. We continue to maintain a high level of customer service to meet ever-increasing industry demands and look forward to the expansion of our product line to include the new air conditioning outlets and nozzles for household products.

                                            Sincerely,



                                            Ronald Stouffer
                                            President
RS:lto
Attachment


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

BOWLES FLUIDICS CORPORATION                                                                              EXHIBIT 20
------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                                                                                     Three Months Ended
                                                                                        January 30,1999             January 24,1998
                                                                                  ----------------------     -----------------------
Net Sales                                                                                   $ 5,290,425                 $ 4,803,671
Cost of Sales                                                                                 3,972,806                   3,295,386
Selling, General and Administrative Expenses                                                    730,764                     620,748
Research and Development Costs                                                                  314,763                     180,966
Interest Income and Other Income and (Expense), Net                                              15,644                      32,499
                                                                                  ----------------------     -----------------------

Income before Taxes                                                                           $ 287,736                   $ 739,070

Provision for Income Taxes                                                                      117,200                     271,218
                                                                                  ----------------------     -----------------------
Net Income                                                                                    $ 170,536                   $ 467,852
                                                                                  ----------------------     -----------------------
Income applicable to Common Shareholders                                                      $ 151,874                   $ 449,190
                                                                                  ======================     =======================

Net Income per Share
    Basic                                                                                       $ 0.01                      $ 0.04
                                                                                                -------                     ------
    Diluted                                                                                     $ 0.01                      $ 0.03
                                                                                                -------                     ------

------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
                                                                                              Unaudited                     Audited
                                                                                        January 30,1999            October 31, 1998
ASSETS
     Cash and Cash Equivalents                                                              $ 1,124,646                 $ 1,734,261
      Accounts Receivable                                                                     3,152,789                   3,427,988
      Inventories                                                                             2,220,727                   2,263,144
      Other Current Assets                                                                      505,253                     399,781
                                                                                  ----------------------     -----------------------

           Total Current Assets                                                               7,003,415                   7,825,174

      Property, Plant and Equipment, Net                                                      4,758,697                   4,408,404
      Other Assets                                                                              142,367                     121,743
                                                                                  ----------------------     -----------------------

            Total Assets                                                                   $ 11,904,479                $ 12,355,321
                                                                                  ======================     =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts Payable--Trade                                                                   $ 934,894                 $ 1,109,902
    Accrued Expenses and Other Liabilities                                                      904,522                   1,326,107

         Total Current Liabilities                                                            1,839,416                   2,436,009

     Other Liabilities and Deferred Income Taxes                                                534,970                     541,093
                                                                                  ----------------------     -----------------------

         Total Liabilities                                                                    2,374,386                   2,977,102
                                                                                  ----------------------     -----------------------

    8% Convertible Preferred Stock                                                              933,080                     933,080
    Common Stock                                                                              1,268,501                   1,268,501
    Additional Paid-in Capital                                                                2,732,833                   2,732,833
    Retained Earnings                                                                         4,595,679                   4,443,805
                                                                                  ----------------------     -----------------------

        Stockholders' Equity                                                                  9,530,093                   9,378,219
                                                                                  ----------------------     -----------------------

        Total Liabilities and Stockholders' Equity                                         $ 11,904,479                $ 12,355,321
                                                                                  ======================     =======================



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

                                    FORM 10-Q

                           BOWLES FLUIDICS CORPORATION

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          BOWLES FLUIDICS CORPORATION





Date                                     By _____________________________
                                            Ronald D. Stouffer
                                            President




Date                                     By _____________________________
                                            David A. Quinn
                                            Vice President, Finance



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